Exhibit 51

                             OLIVETTI PRESS RELEASE

   The proposed cash tender offer for a portion of the Telecom Italia ordinary shares referred to herein is intended to be made available in or into the United States pursuant to an exemption from the tender offer rules available pursuant to the Securities Exchange Act of 1934, as amended.


   The proposed cash tender offer for a portion of the Telecom Italia savings shares referred to herein is not being made and will not be made, directly or indirectly, in or into the United States and will not be capable of acceptance, directly or indirectly, in or from the United States or by the use of the mails of, or by any means or instrumentality (including, without limitation by mail, telephonically or electronically by way of internet or otherwise) of interstate or foreign commerce, or any facility of any securities exchange, of the United States of America.


   The information contained herein does not constitute an offer of securities for sale in the United States or offer to acquire securities in the United
  States. The offer referred to herein is being made exclusively by means of an offer document and any accompanying and related document.


      The Olivetti securities referred to herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the
 "Securities Act") and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The
            Olivetti ordinary shares and Olivetti savings shares are intended to be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act.


                                    OLIVETTI

       - FINAL FIGURES FOR WITHDRAWALS ARE EQUAL TO 0.12% OF SHARE CAPITAL

   - CONSEQUENTLY THE TOTAL AMOUNT OF FUNDS FOR THE PUBLIC TENDER OFFER EQUAL
                               EURO 8,989 MILLION

   - THE PUBLIC TENDER OFFER WILL BE MADE FOR 17.3% OF TELECOM ITALIA ORDINARY
                SHARE CAPITAL AND 17.3% OF SAVINGS SHARE CAPITAL


                                                           Ivrea, 16 June 2003


Olivetti said that after closure on 12 June 2003 of the period for exercise of withdrawal rights by Olivetti shareholders who did not attend the extraordinary shareholders' meeting of last 26 May (which approved the project for the merger by incorporation of Telecom Italia with and into Olivetti and consequently a company purpose corresponding to that of the merged company, to be adopted upon completion of the merger) and completion of checks on the declarations received from shareholders, WITHDRAWAL RIGHTS HAD BEEN EXERCISED IN RESPECT OF 10,958,057 OLIVETTI ORDINARY SHARES, REPRESENTING 0.12% OF SHARE CAPITAL. THE TOTAL AMOUNT DUE FOR REIMBURSEMENT OF WITHDRAWING OLIVETTI SHAREHOLDERS IS THEREFORE EURO 10,940,525. Withdrawing Olivetti shareholders will be able to receive reimbursement once the merger becomes effective.

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Consequently, a MAXIMUM TOTAL AMOUNT OF EURO 8,989,059,475 WILL BE ALLOCATED FOR
THE PUBLIC TENDER OFFER FOR TELECOM ITALIA ORDINARY SHARES (INCLUDING THOSE REPRESENTED BY AMERICAN DEPOSITARY SHARES) (the "Ordinary Share Offer") AND FOR THE PUBLIC TENDER OFFER FOR TELECOM ITALIA SAVINGS SHARES (the "Savings Share Offer"), which were announced in statements released on 5 June. The amount has been determined by deducting the sum set aside for reimbursement of Olivetti shareholders exercising their withdrawal rights from the overall loan of Euro 9,000,000,000 made available to Olivetti in connection with the operation.

Given this amount and the per-share consideration to be offered (Euro 8.010 per Telecom Italia ordinary share and Euro 4.820 per Telecom Italia savings share), THE ORDINARY SHARE OFFER WILL THEREFORE BE MADE FOR 908,873,776 ORDINARY SHARES (INCLUDING THOSE REPRESENTED BY AMERICAN DEPOSITARY SHARES) AND THE SAVINGS SHARE OFFER WILL BE MADE FOR 354,560,274 SAVINGS SHARES. THESE QUANTITIES REPRESENT APPROXIMATELY 17.3% OF THE SHARES IN THE RESPECTIVE CLASSES.

In any case, if the number of acceptances of the offer for the shares of a class does not reach the maximum amount, funds not utilised to purchase shares of that class will be allocated to the purchase of shares in the other class, until the maximum total amount is reached. Through this device of "communicating channels"
- which could modify the percentage of shares in each class to which the offer applies - Olivetti intends to ensure that the highest possible number of Telecom Italia shareholders who wish to tender their shares are able to do so.

If, even after application of the "communicating channels" device, the total number of acceptances received exceeds the maximum total amount, Olivetti will proceed by pro ration.



















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